Exhibit 5.1
May 21, 2007
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
Ladies and Gentlemen:
     In connection with a certain Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, you have requested that we furnish to you our opinion as to the legality of the shares of the common stock, par value $0.01 per share of Midwest Banc Holdings, Inc. (“Midwest”) registered thereunder, which common stock is to be issued pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 22, 2007, between Midwest and Northwest Suburban Bancorp, Inc.
     As counsel to Midwest, we have participated in the preparation of the Registration Statement. We have examined and are familiar with Midwest’s amended and restated certificate of incorporation, restated by-laws, records of corporate proceedings and such other information and documents as we have deemed necessary or appropriate.
     Based on the foregoing, we are of the opinion that the common stock has been duly authorized and will, when issued as contemplated in the Registration Statement and the Merger Agreement, be validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus that forms a part of the Registration Statement.

Very truly yours,

/s/ Hinshaw & Culbertson LLP

HINSHAW & CULBERTSON LLP